                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Summit Bank Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            SUMMIT BANK CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 10, 1997


         The Annual Meeting of Shareholders (the "Meeting") of Summit Bank Corporation (the "Company") will be held at the Atlanta Marriott Perimeter Center, 246 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346, on the 10th day of May 1997, at 10:00 a.m. (Atlanta time) for the following purposes:

    1.  To elect eight members to the Board of Directors;

    2. To consider such other matters as properly may come before the Meeting or any adjournment of the Meeting.

    Only holders of record of the Company's Common Stock at the close of business on March 25, 1997 will be entitled to notice of and to vote at the Meeting. The stock transfer books will remain open.

    A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed. Please sign, date and return the Proxy promptly to the Company in the enclosed postage-paid reply envelope. This will assist us in preparing for the Meeting.

    All shareholders are cordially invited to attend the Meeting.

                                           By order of the Board of Directors:



                                           /s/ Gary K. McClung
                                           -------------------------
                                               Gary K. McClung
                                               Secretary

----------------------

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE,
DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHAREES AT THE MEETING.

                            SUMMIT BANK CORPORATION
                          4360 CHAMBLEE-DUNWOODY ROAD
                             ATLANTA, GEORGIA 30341

                                                                   APRIL 1, 1997
                                PROXY STATEMENT


                       FOR ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 10, 1997


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Summit Bank Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Saturday, May 10, 1997, at 10:00 a.m. (Atlanta time), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held at the Atlanta Marriott Perimeter Center, 246 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346. All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted "FOR" the election to the Board of Directors of all the nominees listed below under "ELECTION OF DIRECTORS" and in accordance with the best judgment of the proxy holder on any other matters which may properly come before the meeting. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the Meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Meeting and voting in person. All written notices of revocation or other communications relating to proxies or the Meeting should be delivered to the Company at its principal executive offices, 4360 Chamblee Dunwoody Road, Atlanta, Georgia 30341,
Attention:  Gary McClung.  The telephone number for such offices is (770)
454-0400.

The Company has fixed March 25, 1997, as the record date (the "Record Date") for determining the shareholders entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 1,407,688 shares of Common Stock of the Company, $.01 par value per share (the "Common Stock"), held by approximately 378 shareholders of record. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of Common Stock represented at the Meeting, in person or by proxy, will constitute a quorum. The vote required for the election of the eight directors is a plurality of the votes cast at the Meeting by shareholders entitled to vote, provided a quorum is present.

This Proxy Statement and the accompanying form of proxy were first mailed to the shareholders on or about April 1, 1997. An annual report to shareholders, consisting of a letter to shareholders from the Chairman of the Board of the Company, the Company's audited financial statements for the fiscal year ended December 31, 1996, Management's Discussion and Analysis of Financial Condition and Results of Operations for the 1996 fiscal year, and certain other information, is included in the package with this Proxy Statement.

                             ELECTION OF DIRECTORS

Article Fourteen of the Company's Amended and Restated Articles of Incorporation provides that the Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible. Article Fourteen also provides that the three classes of directors are to have staggered terms, so that the terms of only approximately one-third of the Board will expire at each annual meeting of shareholders and each director serves a three-year term. The current Class I directors are Aaron I. Alembik, Jack N. Halpern, Sion Nyen (Francis) Lai, Shih Chien (Raymond) Lo, W. Clayton Sparrow, Jr., Bruno C. Bucari, and Pin Pin Chau. The current Class II directors are Peter M. Cohen, Donald R. Harkleroad, Daniel T. Huang, Shafik H. Ladha, Paul C.Y. Chu, Cecil M. Phillips, Howard H.L. Tai, and P. Carl Unger. The current Class III directors are Gerald L. Allison, Albert P. Behler, James
S. Lai, Roger C.C. Lin, Nack Y. Paek, Carl L. Patrick, Jr., and David Yu. The terms of the Class II directors expire this year. All of the current Class II directors have been nominated for re-election.

The table below sets forth certain information about the nominees, including the class of directors for which the nominee is being nominated, the nominee's age, his position with the Company and his position with the Company's principal operating subsidiary, The Summit National Bank (the "Bank"). All the nominees are currently serving as directors of the Company. It is the intention of the persons named in the accompanying proxy to vote for the election of the nominees identified below to serve for a three-year term, expiring at the 2000 Annual Meeting of Shareholders. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy, unless specifically instructed otherwise in the proxy, will vote for the election in his stead of such other person as management may recommend.

                                 DIRECTOR                      POSITION WITH               POSITION WITH
             NAME                 CLASS        AGE              THE COMPANY                   THE BANK
             ----               ---------      ---            ---------------              -------------
 Peter M. Cohen                     II          49               Director                      None

 Donald R. Harkleroad               II          53               Director                      None

 Daniel T. Huang                    II          48               Director                      None

 Shafik H. Ladha                    II          50               Director                      None

 Paul C.Y. Chu                      II          47               Director                      None

 Cecil M. Phillips                  II          50               Director                      None

 Howard H.L. Tai                    II          65               Director                      None

 P. Carl Unger                      II          69         Chairman of the Board             Director
                                                               of Directors

Peter M. Cohen has been a director of the Company since its inception in July 1987, and served as Vice Chairman of the Board of Directors and Secretary of the Company from December 1987 until February 1990. Since 1984, Mr. Cohen has been President of Trident Corporate Services Inc., a member of the International Trident Trust Group, which provides international corporate, trust & mutual fund administration services to foreign and U.S. clients. He is also the President of Trident Trust Company (V.I.) Limited, located in St. Thomas, U.S. Virgin Islands, which provides trust and management services to U.S. exporters including various Fortune 500 companies.

Mr. Cohen has practiced as an attorney both abroad and in the U.S. He was associated with the Atlanta-based office of the Wildman, Harrold, Allen, Dixon & Branch law firm from 1980 until 1984 and is a member of the Atlanta, Georgia, American and International Bar Associations. Mr. Cohen also has been a member of the adjunct faculty of Emory Law School in the areas of international law and international tax. Mr. Cohen, who is a naturalized citizen, holds degrees from Rhodes University, the University of Stellenbosch Law School and University College, University of London.

Donald R. Harkleroad, a director of the Company since its inception in July 1987, is the senior partner of Harkleroad & Hermance, P.C., a law firm specializing in taxation, corporate acquisitions and financing, financial institutions, investment law, and international practice. Mr. Harkleroad is also president of The Bristol Company, a diversified investment and management holding Company. Mr. Harkleroad is a graduate of the University of Georgia, and of New York University School of Law, where he was Editor-in-Chief of the Journal of International Law & Politics and is a Weinfeld Associate. Mr. Harkleroad is past Chairman of the International Law Section and of the Corporation and Banking Law Section of the State Bar of Georgia, as well as Chairman of the Taxation Committee of the American Bar Association's Business Law Section. He is Chairman of the Policy Council of the Society of International Business Fellows, and is a member of the World Economic Forum.

Daniel T. Huang, a director of the Company since April 1994, is President of Polyarn Corporation of Norcross, Georgia. Polyarn manufactures nylon monofilament replacement line for distribution to Central and South America and Europe in addition to the United States. Prior to establishing the United States operations of Polyarn in 1992, Mr. Huang served as General Manager for Polyarn in Taiwan.

Prior to 1992, Mr. Huang served as manager of export and import operation for M/S San Yuan Industries, Ltd., of Taiwan. Prior to 1976, Mr. Huang managed the Research and Development Division of M/S Formosa Fishing Tackle Co.

Shafik H. Ladha, has been a director of the Company since February 1988 and served as Vice Chairman of the Company from April 1994 to April 1996. Mr. Ladha has been the President/CEO of Ladha Holdings, Inc. and its wholly owned subsidiaries, a closely held business engaged in the import, export and distribution of domestic and foreign products, in the ownership and operation of hotels, and the purchase and sale of real estate. Mr. Ladha has been President/CEO of International Realty Properties (IRP), a closely held corporation engaged primarily in the business of owning and operating hotels, since 1979. The assets and liabilities of International Realty Properties, Inc. were acquired by Ladha Holdings, Inc. as of April 2, 1989. Mr. Ladha is a nationalized American citizen and is past chairman (1987-1990) of the Aga Khan Foundation, USA National Committee, and past member of the Board of Governors of the International Club of Atlanta, 1994 and 1995.

Paul C.Y. Chu, a director of the Company since May 1993, is the Chairman of the Novax Group of computer software development companies. Novax was organized to provide financial management software such as accounting and point of sale for specific vertical market applicators.

Trained as an attorney at law and certified public accountant, Mr. Chu spent three years from 1976 to 1979 with Ernst & Young as an auditor and tax consultant. From 1980 to 1983, he worked for Amerex Trading Co. as President in charge of its Taiwan operation. From 1983 to 1987 he served as chief of investments for the Ministry of Economic Affairs of Taiwan responsible for attracting foreign investments.

Mr. Chu received his Juris Doctor degree from Pace University Law School and his MBA in finance from Columbia University Business School. He graduated from Soochaw University in Taiwan with a B.A. in Economics.

Cecil M. Phillips, has been a director of the Company since its inception in July 1987, and was Chairman of the Board of Directors of the Company from July 1987 until December 1989. Mr. Phillips is the principal of Phillips International L.P., a merchant Banking and investment firm established in 1983 which focuses on off-shore financings, reverse investments and exporting and importing. Mr. Phillips received his B.A. from the University of Missouri and J.D. degree from the University of Michigan.

Mr. Phillips began practicing law in 1971 with the Atlanta law firm of Alston & Bird. From 1979 to 1983 he was also the Executive Assistant to Governor George Busbee. Mr. Phillips previously served as Vice President and General Counsel of Rock Tenn Company. Mr. Phillips is a member and past Chairman of the Board of the International Business Council, and a past member of the Board of Directors of Fortune Financial Group, Inc. He currently is a Director of U.K. Capital, Inc. and Regina, PLC.

Howard H. L. Tai, a director of the Company since its inception in July 1987, served as Executive Vice President of the Company from October 1987 until September 1988. Mr. Tai has been an Atlanta base real estate investor since 1981. Mr. Tai is a graduate of the College of Law of the National University of Taiwan and holds a master of law degree from Waseda University of Tokyo, Japan. Prior business experience includes serving as Executive Vice President of Shinkong Synthetic Fibers Corporation located in Taiwan, the Republic of China.

Dr. P. Carl Unger, has been Chairman of the Company since April 1996 and was Vice Chairman of the Bank from May 1992 through April 1995. He has been a director of the Company and the Bank since its inception in July 1987, has been self-employed since 1985 as a consultant specializing in the field of human resources with clients in Europe, Australia, Canada and the United States.
From 1978 to 1985, he was employed by the Campbell Soup Company. Dr. Unger was educated at Cheshunt College Cambridge, Liverpool University and Columbia Pacific University. He is a member of the Royal Society of Health, the Institute of Marketing, the British Marketing Association, the American Marketing Association, and is an Incorporated Business Counsellor (UK).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE EIGHT NOMINEES NAMED ABOVE.

The following persons are currently directors in classes indicated with terms expiring in 1998 and 1999, respectively.

CLASS III DIRECTORS - TERM EXPIRES IN 1998:

Gerald L. Allison, 59, became a director of the Company in April 1989, and served as elected Vice Chairman of the Board of Directors of the Company from February 1990 to May 1992. Mr. Allison is the CEO and Chairman of AJC International, Inc., a major Atlanta-based export and import trading Company for food and agricultural products. Mr. Allison obtained his B.A. in Economics from Northern Illinois University and has been a resident of Atlanta since 1967.

Albert P. Behler, 45, a director of the Company since its inception in July 1987, has been Chairman since 1974 and principal stockholder since 1984 of Heinrich Behler GmbH, a 125 year-old family owned German construction and engineering corporation. Since 1991 he has been head of an affiliate of a German real estate investment conglomerate headquartered in New York. In addition, Mr. Behler is Chairman and member of the Executive Board of the Association of Foreign Investors in U.S. Real Estate (AFIRE), Trustee of The Real Estate Board of New York, Executive member of the Advisory Committee of the Wharton University Real Estate Center, as well as member of the International Council of Shopping Centers and the Urban Land Institute.

James S. Lai, 59, a director of the Company since its inception in July 1987, is a Professor of Civil Engineering at the Georgia Institute of Technology. He taught at the University of Utah from 1967 to 1975, and has been at the Georgia Institute of Technology since 1975. Dr. Lai is the sole owner of Pavtec Engineering Technology, Inc. which specializes in engineering consulting.
Since 1979, Dr. Lai has served as the managing partner of several real estate investments which currently include the ownership and management of Atlanta Chinatown Square. Dr. Lai was elected President of the Association of Chinese Scholars in the Southeastern United States in 1985. Dr. Lai received his Ph.D. from Brown University in 1967.

Roger C.C. Lin, 59, a director of the Company since its inception in July 1987, has been the President of Oriental Treasure Imports, Inc., an importer and distributor of merchandise to the U.S. since 1983. From 1978 to 1982, he was President of Li Kun Enterprises Company, Ltd., an import-export concern. Mr. Lin is a founder and the Charter President of the Chinese-American Lions Club of Atlanta, and a founder and vice president of the Taiwan Chamber of Commerce in Atlanta. In addition, Mr. Lin is a honorary member of the Board of Directors of the National Chinese-American Jewelry Association, Chairman of the Board of Directors of the Chinese Buddhist Association in Atlanta, and is a majority shareholder and sole general partner of Asian Square Shopping Center in Atlanta. Mr. Lin received his degree from Tang-Kang University in Taiwan.

Nack Y. Paek, 55, a director of the Company since its inception in July 1987, served as Chairman of the Board from May 1992 to April 1994. He is President of Government Loan Service Corp., Inc. which specializes in originating and servicing SBA loans. Mr. Paek obtained a B.S. degree from Seoul National University and an M.B.A. from Northern Illinois University. His business experience includes management positions with Korea Explosive Manufacturing Co., Seoul, and Continental Insurance Co., Atlanta, where he was Director of Regional Auditing. From 1980 to 1990, Mr. Paek was sole owner of the local accounting firm of Nack Y. Paek, P.C. with its clientele being predominantly members of the Korean, Chinese and Japanese immigrant communities. Mr. Paek is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants.

Carl L. Patrick, Jr., 51, has been a director since the inception of the Company in July 1987 and served as Chairman of the Board of Directors of the Company from February 1990 to May 1992. Mr. Patrick is a lawyer and a certified public accountant (CPA) with degrees from Duke University, Georgia State University and the University of Georgia School of Law. As a CPA with Arthur Andersen & Co. and with Arthur Young & Co. for an aggregate of approximately ten years, Mr. Patrick had extensive exposure to the accounting and tax aspects of real estate, Banking, insurance, and manufacturing. Mr. Patrick is a member of the American and Georgia Bar Associations, and the American Institute of Certified Public Accountants. He is a director and principal shareholder of Carmike Cinemas, Inc., a publicly-owned Company whose shares are traded on the NYSE, and co-Chairman of PGL Entertainment Corporation, a local motion picture production Company in Atlanta.

David Yu, 47, is the founder and organizer of the Summit Bank Corporation and The Summit National Bank. He served as President and CEO of the Company until December 1989, at which time he was elected Chairman of the Board of Directors of the Bank.

Before organizing Summit Bank Corporation and The Summit National Bank, Mr. Yu worked for The Citizens and Southern National Bank (C&S) and First National Bank of Atlanta. From 1976 to 1980, Mr. Yu was employed as an Assistant National Bank Examiner by the Office of the Comptroller of the Currency in Atlanta.

Mr. Yu is founder and Chairman of the Board of the Chinese Community Center and member of the Chinese American Lions Club of Atlanta. Mr. Yu serves on the Board of the Atlanta Chamber of Commerce, Zoo Atlanta, Arts and Business Council, Latin American Association, and Leadership Atlanta. Mr. Yu also serves on the Georgia Human Relations Commission and Atlanta Sister Cities Commission. Mr. Yu received his MBA degree in International Business from Georgia State University and his BS degree in Business Administration from Virginia Commonwealth University.

CLASS I DIRECTORS - TERM EXPIRES IN 1999:

Aaron I. Alembik, 66, a director of the Company since its inception in July 1987, is a partner in the Atlanta law firm of Alembik and Alembik. Since 1958 he has been actively engaged in the practice of real estate, business and corporate law.

In addition to his legal practice, Mr. Alembik is involved in the ownership, management and operation of numerous real estate ventures. Mr. Alembik, who was born in France, is a naturalized U.S. citizen, and has been a resident of Atlanta since 1957. Mr. Alembik is a graduate of the School of Foreign Service, Georgetown University and the National Law Center of George Washington University. Mr. Alembik is a member of the Atlanta, Georgia, Virginia and American Bar Associations, the Atlanta Lawyers Club, and the Southern Center for International Studies.

Jack N. Halpern, 48, Vice Chairman of the Company since April 1996, has been a director of the Company since its inception in July 1987. Mr. Halpern is the President of Halpern Enterprises, Inc., an Atlanta-based owner, operator and manager of various commercial real estate ventures. His companies currently control in excess of three million square feet of retail and office space in the Atlanta area. In his capacity as a principal of Halpern Enterprises, Inc., Mr. Halpern has assisted numerous Korean and Chinese immigrants in the establishment of retail businesses in the Atlanta area. Mr. Halpern holds degrees from Harvard University and the University of Georgia Law School. He is active in various civic organizations, including serving as Campaign Chairman of the Atlanta Jewish Federation and as a Trustee of the Epstein School.

Sion Nyen (Francis) Lai, 43, a director of the Company since December 1987, has been President and principal shareholder of Fulton Beverage Center, Inc. since 1984. Prior to 1984, Mr. Lai worked with Hock Hua Bank Berhad in Sabah, Malaysia. Mr. Lai earned an Associates Degree from New York State University, and B.A. in Economics, and M.B.A. degrees from Mercer University in Atlanta.

Shih Chien (Raymond) Lo, 51, a director of the Company since December 1987, is the President of Lo Brothers Associates, an exporter of lumber and importer of woodworking machinery. Prior to that, Mr. Lo was employed by Roberts and Company, architects, and by Portman and Associates. Mr. Lo earned a Masters Degree in Architecture from the Georgia Institute of Technology.

W. Clayton Sparrow, Jr., 51, Chairman of the Board from April 1994 through April 1996, has been a director of the Company since its inception in July 1987 and is a partner in the Atlanta law firm of Glass, McCullough, Sherrill & Harrold. Mr. Sparrow's corporate and business law practice includes the general counsel representation of domestic and multinational sales and manufacturing businesses. His professional activities include membership in the American and International Bar Associations, the State Bar of Georgia, and past Chairman of the International Transactions Section and Director of the Atlanta Bar Association. Mr. Sparrow is a graduate of the Georgia Institute of Technology (BS Physics), Georgia State University (MBA Finance) and the University of Georgia Law School. He is a Director and past President of the Georgia State University Alumni Association, and has held Director and officer positions with the Dekalb Chamber of Commerce, the Japan-American Society, the Korea U.S. Chamber of Commerce and the Georgia Tech Alumni Association. He retired from the Naval Reserve in the rank of Captain.

Bruno C. Bucari, 55, a director of the Company since February 1994, and the Bank since January 1990, served as Executive Vice President of the Company and the President of the Merchant Bank until January 31, 1991. Mr. Bucari resigned as an officer of the Company with the deactivation of the Merchant Bank and is currently a private investor. Mr. Bucari was a general manager of International Mercantile Bank in Luxembourg from 1984 (when he was hired to establish and operate the Bank) until the Bank was sold in December 1986.

Mr. Bucari was a Vice President of Mercantile Bank in St. Louis, Missouri from 1974 until 1984, with responsibility for trade finance in Europe, the Middle East and Africa. Mr. Bucari was a mathematics instructor in the St. Louis public schools from 1967 until 1974, and served in the United States Peace Corps in Nigeria from 1965 to 1967. He holds a degree in Physics from the University of Illinois and an M.B.A. from the University of Missouri.

Pin Pin Chau, 57, has served as President and Chief Executive Officer of the Bank and Executive Vice President of the Company since February 1993. Prior to joining the Bank, Mrs. Chau was President, Chief Executive Officer and Director of the United Orient Bank, a Manhattan based Bank serving New York's Chinese Community. Her previous experience at United Orient Bank included Executive Vice President and Chief Operating Officer from July 1988 to April 1989, and Executive Vice President and Chief Lending Officer from November 1987 to July 1988.

Mrs. Chau began her Banking career in 1970 at National Westminster Bank USA where she remained until 1987. Her experience included, at various times, commercial lending for small and middle market clients, metropolitan New York branch management, management of international lending and marketing for Asia, and international trade finance for Fortune 500 companies in West and Northwest United States.

Mrs. Chau serves on the Board of Directors for various community and educational organizations including the Dekalb Chamber of Commerce, the Atlanta College of Art, the Georgia Council on Economic Education, Consumer Credit Counseling Service, Georgia Korean American Community Center Foundation and Georgia Chinese American Association. She is a member of the Board of Deacons of the Atlanta Chinese Christian Church.

A naturalized U.S. citizen, Mrs. Chau is a native of Hong Kong and holds a B.A. degree from Coe College, Cedar Rapids, Iowa and an M.A. degree from Yale University, New Haven, Connecticut.

THE FOLLOWING PERSONS ARE EXECUTIVE OFFICERS OF THE COMPANY:

H.A. Dudley, Jr., 48, has served as Executive Vice President and Senior Lending Officer of the Bank since January 1991 and was elected Executive Vice President of the Company in April 1995. Prior to joining the Bank, Mr. Dudley was a Vice President of the Wachovia Bank and Trust where he served from 1983 to 1991 as a District Manager in the Atlanta Retail Bank. From 1977 to 1983, Mr. Dudley was a Vice President and Branch Coordinator of the Trust Company Bank of Columbus, Columbus, Georgia. From 1973 to 1977, Mr. Dudley served at various times as Assistant to the President and Management Auditor with First Southern Savings and Loan Association, Mobile Alabama. Mr. Dudley began his Banking career in 1971 with Citizens and Southern Bank of Atlanta. Active in various community organizations, Mr. Dudley previously has served on the Board of Directors of the Sandy Springs Chamber of Commerce and the Rotary Club of Dunwoody. Mr. Dudley received his B.S. in Business Administration from Auburn University in 1971.

Gary K. McClung, 41, has served as Executive Vice President, Chief Financial Officer and Secretary of the Company, and Executive Vice President, Chief Financial Officer of the Bank since April 1992. Prior to joining the Company, Mr. McClung served as the Senior Vice President/Chief Financial Officer of Fidelity National Bank and Fidelity Southern Corporation, its parent holding Company, in Decatur, Georgia from 1986 to 1992. Mr. McClung also served as the Controller/Corporate Secretary of Fidelity National Bank from 1983 to 1986.

From 1978 to 1983, Mr. McClung served as Assistant Cashier of the Bank of Sissonville in Sissonville, West Virginia. Mr. McClung began his Banking career in 1972 with One Valley Bank in Charleston, West Virginia. Mr. McClung received his Bachelors Degree in Business Administration/Accounting from West Virginia State College.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain officers and directors of the Company and their affiliates, including corporations and firms of which they are officers or in which they and/or their families have an ownership interest, have deposit accounts with the Bank and may have other transactions with the Company or the Bank, including loans in the ordinary course of business. In the opinion of the Board of Directors of the Company, the terms of all of the transactions with such persons and entities were no less favorable to the Company and the Bank than terms available in comparable transactions from others and such terms were as favorable as terms that could have been obtained in arms length transactions with independent third parties. The Company and the Bank expect to have such transactions or similar terms with its directors, executive officers and their affiliates in the future. All commitments, loans or other extensions of credit made by the Bank or the Company to officers, directors and principal shareholders of the Company and to affiliates of such persons have been made in the ordinary course of business on terms, including interest rates and collateral, deemed by the Bank or the Company to be substantially the same as those prevailing at the time for comparable transactions with independent third parties and do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of loans outstanding by the Bank to the Company's directors, executive officers and their affiliates as of December 31, 1996 was approximately $567,000, which represented approximately 3% of the Company's consolidated shareholder equity on that date.

During the last fiscal year, the Company retained the following law firms (as well as others) to provide certain legal services to the Company, and may employ each of the firms during the current fiscal year: Alembik and Alembik, of which Mr. Alembik, a director of the Company and the Bank, is a partner; Harkleroad & Hermance, P.C., of which Mr. Harkleroad, a director of the Company, is a partner; and Glass, McCullough, Sherrill & Harrold, of which Mr. Sparrow, a director of the Company, is a partner.

The Bank entered into an agreement in 1990 with Government Loan Service Corporation, Inc., a Company in which a director, Mr. Nack Paek, is sole shareholder. The agreement governs the referral and presentation of completed SBA loan applications to the Bank by this Company on behalf of certain prospective borrowers. The agreement includes certain conditions designed to safeguard the Bank from prospective losses, including the requirements that all referred loans be subjected to full review by the Bank Loan Committee and that any income derived by this Company from an approved referred loan is subject to recourse by the Bank in the event of any loss within 24 months of such specific loan approval. There were no loans originated under this agreement in 1996.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and Executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, Executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company the copies of all Section 16(a) reports they file.

On August 27, 1996, the Company filed a Form 8-A Registration Statement to change its registration pursuant to the Section 12(g) of the Act. At that time, a Form 3 was required to be filed by October 24, 1996, the effective date of the registration, for each director, executive officer and any beneficial owner of over 10% of the Company's outstanding Common Stock. The Company then made a request to expedite the registration and accelerate the effective date to September 25, 1996, which was approved. A Form 3 was filed for each director, executive officer and any beneficial owner on October 15, 1996, which was beyond the new effective date of the 8(a) registration and, therefore, considered late filings.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 1996, at no other time was a Form 3 or Form 4 filed late by any Company directors or executive officers or beneficial owners of over 10% of the Company's outstanding Common Stock, nor were there any known failures to file required forms.

                  BOARD COMMITTEES, MEETINGS AND COMPENSATION

The Company has an Audit Committee of the Board of Directors consisting of Messrs. Allison (Chairman), Paek, and Unger. This Committee reviews significant audit, accounting and other principles, policies and practices, the activities of independent auditors and of the Company's internal auditor, and the conclusions and recommendations of auditors and the reports of regulatory examiners upon completion of their respective audits and examinations.

The Company has a Nominating Committee, consisting of P. Carl Unger (Chairman), Nack Y. Paek, Carl L. Patrick, Jr., and W. Clayton Sparrow, Jr.
The Company's By-Laws provide that shareholders wishing to nominate directors for election may do so by sending a written notice to the president of the Bank not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 21 days' notice of the meeting is given to the shareholders, such nomination shall be mailed or delivered to the president of the Bank not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain, to the extent known to the shareholder, (a) the name and address of each proposed nominee,
(b) the principal occupation of each proposed nominee, (c) the total number of shares of capital stock of the Company that will be voted for each proposed nominee, (d) the name and residence address of the notifying shareholder, and
(e) the number of shares of capital stock of the Company owned by the notifying shareholder. Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the chairperson of the meeting, and upon his/her instructions, the vote teller may disregard all votes cast for each such nominee.

The Company Board's Compensation Committee consists of Messrs. James Lai (Chairman), Francis Lai and Aaron Alembik. This Committee reviews the compensation of the chief executive officer and senior officers of the Company and its subsidiary.

In 1996, the Board of Directors of the Company met 5 times, the Board of Directors of the Bank met 13 times, the Audit Committee met 12 times, the Nominating Committee met by phone 3 times and the Compensation Committee met once. During 1996, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board on which he or she served, except Messrs. Behler, Bucari, Chu, Cohen, Lin, and Phillips.

During 1996, each non-employee director received an attendance fee at the rate of $300 for each meeting of the Board of Directors of the Company and Board of Directors of the Bank, as well as $50 for each Committee meeting thereof attended. A director who is an employee of the Company or the Bank receives no fees or other compensation for serving as a director of either the Company or the Bank. Pursuant to this arrangement, total fees of $21,300 were paid to Company directors, and $31,700 of fees were paid by the Bank in directors' fees in 1996.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

                            SUMMARY OF COMPENSATION

The following table shows the cash compensation paid by the Company during the years ended December 31, 1996, 1995 and 1994, to the Company's Chief Executive Officer and each of the other executive officers of the Company who earned more than $100,000 in compensation during the year ended December 31, 1996.


                          SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                           ANNUAL COMPENSATION                  AWARDS
                                                           -------------------               ------------
                                                                                              SECURITIES
     NAME AND PRINCIPAL COMPANY                                             OTHER ANNUAL      UNDERLYING        ALL OTHER
      OR SUBSIDIARY POSITION           YEAR     SALARY         BONUS        COMPENSATION     OPTIONS/SARS      COMPENSATION
      ----------------------           ----     ------         -----        ------------     ------------      ------------
 DAVID YU  . . . . . . . . . . . .     1996    $107,200        $36,872            --                --                --
 President and Chief Executive         1995     103,100         41,544            --                --                --
     Officer of the Company            1994      96,667         39,049            --                --                --

 PIN PIN CHAU  . . . . . . . . . .     1996    $131,250        $73,744       $ 9,711(1)             --            $4,400(3)
 Executive Vice President of the       1995     130,729         83,088         9,611(1)             --             4,400(3)
     Company; President and Chief      1994     125,000         78,098        14,384(2)        $10,000             4,400(3)
     Executive Officer of the Bank

 GARY K. MCCLUNG . . . . . . . . .     1996     $88,000        $36,872            --                --                --
 Executive Vice President and          1995      83,900         41,544            --                --                --
     Chief Financial Officer           1994      78,575         39,049            --             2,000                --
     of the Company and the Bank

 H.A. DUDLEY . . . . . . . . . . .     1996     $85,000        $36,872            --                --                --
 Executive Vice President              1995      81,400         41,544            --                --                --
     of the Company and the Bank       1994      77,300         39,049            --             2,000                --


    (1) Non-cash compensation representing personal use of a vehicle provided by the Company.
    (2) Includes $5,000 of payments by the Company for relocation expenses of Ms. Chau and $9,384 of non-cash compensation representing personal use of a vehicle provided by the Company.
    (3)  Consists of deferred compensation paid by the Company.

STOCK OPTION GRANTS

There were no stock options or stock appreciation rights granted to any Executive officers listed in the Summary Compensation Table during the fiscal year ended December 31, 1996.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the executive officers listed in the Summary Compensation Table concerning unexercised options held as of the end of 1996. There were no options exercised during the year ended December 31, 1996.


                                            1996 YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED IN-THE-MONEY
                                              OPTIONS AT 1996 YEAR END            OPTIONS AT 1996 YEAR END(1)
                     NAME                    EXERCISABLE/UNEXERCISABLE             EXERCISABLE/UNEXERCISABLE
                     ----                    -------------------------             -------------------------
        David Yu                                      11,000/0                             $79,750/0

        Pin Pin Chau                                  10,000/0                             $72,500/0

        Gary McClung                                   2,000/0                             $14,500/0

        H.A. Dudley                                    5,000/0                             $36,250/0

----------------------

    (1) Based on the quoted market value per share of the Company's Common Stock on December 31, 1996 of $ 17.25 per share.

SEVERANCE AGREEMENTS

In August 1995, the Board of Directors entered into severance agreements with each of the four (4) executive officers of the Bank. The agreements generally provide that in the event of involuntary termination or a change in the executive's position or compensation resulting from a change in the control of the Company due to a merger, consolidation or reorganization, each executive would be entitled to receive an amount equal to 100% of the executive's base salary. The agreements also provide for the awarding of certain ungranted long-term stock option incentives to the executives in the event of an involuntary termination. At December 31, 1996, there were 16,000 ungranted long-term stock options available to executives, 6,400 of which would be available to Bank President/CEO Chau and 3,200 of which would be available to each of the remaining three executives. These agreements have continuing three
(3) year terms.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company's compensation Committee consists of James S. Lai, Aaron I. Alembik, and Sion Nyen (Francis) Lai. No member of the compensation Committee is an employee of the Company or the Bank. See "Certain Relationships and Related Transactions."

                       COMPENSATION OF EXECUTIVE OFFICERS

Under rules established by the SEC, the Company is required to provide certain data and information regarding the compensation and benefits provided to its chief executive officer and other executive officers, including the three most highly compensated executive officers who receive more than $100,000 in compensation. Collectively, for purposes hereof, these four executive officers are referred to as the "executive officers". The disclosure requirements for the executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals. The Compensation Committee of the Bank has prepared the following report for inclusion in this Proxy Statement in response to such requirements.

The Compensation Committee either approves or recommends to the Bank's Board of Directors payment amounts and award levels for executive officers of the Bank. The report reflects Summit's compensation philosophy as endorsed by the Bank's and Company's Board of Directors and the Compensation Committee and resulting actions taken by the Company for the reporting periods shown in the various compensation tables supporting the report.

                         COMPENSATION COMMITTEE REPORT

General

The Compensation Committee of the Bank is composed of three independent, non-employee Bank directors who have no "interlocking" relationships as defined by the SEC. The Compensation Committee fully supports Summit's philosophy that the relationship between pay and individual performance is the cornerstone of the salary administration program, and the reward of consistent, superior performance is equally important to the control of salary expense in the management of Summit's operating overhead. Pay for performance relating to executive officer compensation comprises two areas: base salary and annual cash incentives. The administration of executive officer compensation in these areas is based not only on individual performance and contributions but also total Company performance relative to profitability and shareholder interests. The Compensation Committee makes recommendations to the Bank's Board of Directors with a view to: (i) ensuring that a competitive and fair total compensation package is provided the directors, officers and employees in order to recruit and retain quality personnel, (ii) ensuring that written performance evaluations are made not less frequently than annually, and (iii) periodically reviewing and revising salary ranges and total compensation programs for directors, officers and employees using information provided by current surveys of peer group market salaries for specific jobs.

Base Salary and Increases

In establishing executive officer salaries and increases, the Compensation Committee considers individual performance and the relationship of total compensation to the defined salary market. The decision to increase base pay is recommended by the chief executive officer of the Bank and approved by the Compensation Committee using performance results documented and measured annually through a formal evaluation process. Information regarding salaries paid by other financial institutions is obtained through formal salary surveys and other means and is used in the decision process to ensure competitiveness with Summit's peers and competitors.

Summit's general philosophy is to provide base pay competitive with other Banks and Bank holding companies of similar size in the Southeast. Annual cash incentives are paid based on the Company's achievement of defined financial goals.

Chief Executive Pay

The Bank's Compensation Committee formally reviews the compensation paid to the chief executive officers of the Company and the Bank in July of each year. Changes in base salary and the awarding of cash incentives are based on overall financial performance and profitability related to objectives stated in the Company's strategic performance plan and the initiatives taken to direct the Company. Information from proxy statement surveys is used in formulating recommendations regarding changes in the chief executive officers' compensation to ensure that the chief executive officers' total compensation is comparable with industry peers.
Final approval is made by the Bank's Board of Directors.

After a review of market information, specific accomplishments, and the financial performance of Summit, the salary of Mr. David Yu, Chief Executive Officer of the Company, was increased $3,000 to $109,200 annually. The salary of Ms. Pin Pin Chau, Chief Executive Officer of the Bank, remained unchanged at $131,250 in 1996 compared to the prior year.

Annual Cash Incentives

Summit utilizes cash incentives to better align pay with individual and Company performance. Funding for the Cash Incentive Plan will be dependent on Summit first attaining defined performance thresholds for pretax earnings and asset growth. These performance thresholds promote a group effort by all key managers. Once these thresholds are attained, the Compensation Committee, based in part upon recommendations from the Bank's chief executive officer, may approve awards to those officers who have made superior contributions to Company profitability as measured and reported through individual performance goals established at the beginning of the year. This philosophy, when fully implemented, will better control overall expenses associated with future performance. Market information regarding salaries will be used to establish competitive rewards that are adequate to motivate strong individual performance during the year.

Long-term Incentives

The Company and its shareholders have approved the 1987 Key Employee Incentive Stock Option Plan, and 150,000 shares of Company Common Stock have been reserved for issue under this Plan. In 1996, the Compensation Committee did not issue stock options to any executives.

Employment and Severance Contracts

The Company presently has no employment contracts with any officer or employee of the Company or any subsidiary. In 1995, the Board of Directors entered into severance agreements with each of the four (4) Executive officers of the Bank. The agreements basically provide that in the event of involuntary termination or a change in the executive's position or compensation resulting from a change in the control of the Company due to a merger, consolidation or reorganization, each executive would be entitled to receive an amount equal to 100% of the executive's base salary. The agreements also provide for the awarding of certain ungranted long-term stock option incentives to the executives in the event of an involuntary termination. At December 31, 1996, there were 16,000 ungranted long-term stock options available to executives, 6,400 of which would be available to Bank President and Chief Executive Officer Pin Pin Chau and 3,200 of which would be available to each of the remaining three executives. These agreements have continuing three (3) year terms.

$1 Million Deduction Limit

At this time, the Company does not appear to be at risk of losing deductions under the recently enacted $1 million deduction limit on executive pay established under Section 162(m) of the Internal Revenue Code of 1986. As a result, the Committee has not established a policy regarding this limit.

Summary

In summary, Summit's overall executive compensation program is designed to reward managers for superior individual, Company and share value performance. The executive compensation program incorporates a shareholder point of view in several different ways and contains significant protections for shareholders. The Compensation Committee monitors the various program guidelines and may adjust these as it deems appropriate. The Compensation Committee believes that the compensation of the Company's officers and employees, including the executive officers, is reasonable and competitive with compensation paid by other financial institutions of similar size. The Company's total personnel expense (which includes base salaries, cash bonuses, 401(k) matching contributions, health care coverage and all other benefits) as a percentage of assets was 2.42% for the year ended December 31, 1996.

This concludes the report of the Compensation Committee.

James S. Lai, Ph.D.            Aaron I. Alembik                      Francis Lai

                               PERFORMANCE GRAPH

The following line-graph compares the cumulative, total return of Summit's Common Stock from December 31, 1991 to December 31, 1996, with that of the Nasdaq Composite Index (an average of all stocks traded on the Nasdaq Stock Market) and the SNL Bank Index, provided by SNL Securities, LP, for our peer group (an average of all Banks in the Southeast with assets less than $250 million). Cumulative, total return represents the change in stock price and the amount of dividends received over the indicated period assuming the reinvestment of dividends.


                                                                            PERIOD ENDING
Index                                           12/31/91    12/31/92    12/31/93    12/31/94    12/31/95    12/31/96
-----                                           --------    --------    --------    --------    --------    --------
Summit Bank Corporation                           100.00      104.21      168.42      173.68      221.93      382.36
NASDAQ - Total US                                 100.00      116.38      133.59      130.59      184.67      227.16
SNL Banks (Southeast <$250M) Index                100.00      121.86      159.12      175.11      277.25      335.88

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 1997, the number of shares of Common Stock of the Company beneficially owned by each person known to the Company to own more than five percent of the outstanding shares of Common Stock, by each director and executive officer of the Company, and by all of the Directors and executive officers of the Company as a group. Except where otherwise indicated, each individual has sole voting and investment power over the Common Stock listed by his or her name.

Number of Shares                                                                    Percent of Class
Beneficial Owner                             Beneficially Owned(1)                 Beneficially Owned
----------------                             ---------------------                 ------------------
P. Carl Unger                                     30,123   (2)                            1.85%
Jack N. Halpern                                   35,000   (3)                            2.15%
David Yu                                          47,719   (4)                            2.93%
James S. Lai                                      20,000   (5)                            1.23%
Pin Pin Chau                                      13,500   (6)                             .83%
Aaron I. Alembik                                  25,980   (7)                            1.60%
Gerald L. Allison                                  6,602   (8)                             .41%
Albert P. Behler                                  30,000   (9)                            1.84%
Bruno C. Bucari                                    2,800  (10)                             .17%
Peter M. Cohen                                    16,543  (11)                            1.02%
Paul C.Y. Chu                                    131,188  (12)                            8.06%
H.A. Dudley, Jr.                                   5,000  (13)                             .31%
Donald R. Harkleroad                              31,400  (14)                            1.93%
Daniel T. Huang                                  130,100  (15)                            8.00%
Shafik H. Ladha                                   20,000  (16)                            1.23%
Sion Nyen (Francis) Lai                           40,000  (17)                            2.46%
Roger C.C. Lin                                    30,000  (18)                            1.84%
Shih Chien (Raymond) Lo                            2,708  (19)                             .17%
Gary K. McClung                                    3,000  (20)                             .18%
Nack Y. Paek                                      20,100  (21)                            1.24%
Carl L. Patrick, Jr.                              38,990  (22)                            2.40%
Cecil M. Phillips                                  4,390  (23)                             .27%
W. Clayton Sparrow, Jr.                           12,637  (24)                             .77%
Howard H.L. Tai                                   20,000  (25)                            1.23%

All directors and executive
  Officers as a group (24 people)                717,780  (26)                           44.12%

(1) Based on 1,407,688 shares outstanding as of March 1, 1997, and in the case of beneficial owners who hold options and/or warrants for shares exercisable within 60 days, includes as outstanding the number of shares subject to such options and/or warrants. Information relating to beneficial ownership of Common Stock by directors is based upon information furnished by each person using "beneficial ownership" concepts set forth in rules of the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act"). Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors possess sole voting and investment power with respect to all shares of Common Stock set forth opposite their names.

(2) Includes 13,595 shares subject to warrants received for service as an organizer of the Company.

(3) Includes 10,000 shares held by Halpern Enterprises of which Mr. Halpern is President and 17,500 shares subject to warrants received for service as an organizer of the Company.

(4) Includes 36,719 shares held by Mr. Yu and his wife, and 11,000 shares subject to options received under the Company's Key Employee Stock Option Plan.

(5) Includes 10,000 shares subject to warrants received for service as an organizer of the Company.

(6) Includes 10,000 shares subject to options received under the Company's Key Employee Stock Option Plan.

(7) Includes 13,040 shares held by Mr. Alembik and his wife and 12,940 shares subject to warrants received for service as an organizer of the Company.

(8) Includes 1,951 shares subject to warrants received for service as an organizer of the Company.

(9) Includes 15,000 shares subject to warrants received for service as an organizer of the Company.

(10) Includes 1,300 shares subject to warrants received for service as an organizer of the Company.

(11) Includes 340 shares held by Mr. Cohen and his wife and 3,630 shares subject to warrants received for service as an organizer of the Company.

(12) Includes 95,000 shares held by May Foong Corporation of which Mr. Chu is President and 4,000 shares subject to warrants received for service as an organizer of the Company. Mr. Chu's address is 23 Northdale Road, White Plains, NY.

(13) Represents 5,000 shares subject to options received under The Company's Key Employee Stock Option Plan.

(14) Includes 15,000 shares held by Bristol Summit Company and 1,200 shares held by The Bristol Company, both of which Mr. Harkleroad is President and 15,100 shares subject to warrants received for service as an organizer of the Company.

(15) Includes 130,100 shares held by Mr. Huang, his wife and various family members. Mr. Huang's address is 5500 Chelson Wood Drive, Duluth, GA.

(16) Includes 10,000 shares held by Ladha Holdings Inc. of which Mr. Ladha is President and 10,000 shares subject to warrants received for service as an organizer of the Company.

(17) Includes 20,000 shares held by U.S. Pacific Investment Group of which Mr. Lai is President and 20,000 shares subject to warrants received for service as an organizer of the Company.

(18) Includes 15,000 shares held by a partnership of which Mr. Lin is a partner and 15,000 shares subject to warrants received for service as an organizer of the Company.

(19) Includes 208 shares subject to warrants received for service as an organizer of the Company.

(20) Represents 1,000 shares subject to warrants received from the purchase of an organizer's shares of the Company and 2,000 shares subject to options received under the Company's Key Employee Stock Option Plan.

(21) Includes 9,000 shares subject to warrants received for service as an organizer of the Company and 1,000 shares subject to warrants received from the purchase of an organizer's shares of the Company.

(22) Includes 19,495 shares subject to warrants received for service as an organizer of the Company.

(23) Represents 4,390 shares subject to warrants received for service as an organizer of the Company.
(24) Includes 6,503 shares held by Mr. Sparrow and his wife and 6,134 shares subject to warrants received for service as an organizer of the Company.

(25) Includes 10,000 shares held by Mr. Tai and his wife and 10,000 shares subject to warrants received for service as an organizer of the Company.

(26) Includes 189,243 shares subject to warrants for services as organizers of the Company, 2,000 shares subject to warrants received from the purchase of organizers' shares of the Company and 28,000 shares subject to stock options received under the Company's Key Employee Stock Option Plan exercisable within 60 days.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

KPMG Peat Marwick LLP, Atlanta, Georgia, acted as the Company's principal independent certified public accountants for the fiscal year ended December 31, 1996. No company has been selected by the Board of Directors to act as the Company's independent certified public accountants for the current year, and it
is anticipated that there will be no change in same.   The Board of Directors
will make this decision later in the year. Representatives of KPMG Peat Marwick LLP are expected to be present at the shareholders' meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                 OTHER MATTERS

Management of the Company is not aware of any other matter to be presented for action at the Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy

Statement. If any other matters come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote on such matters in accordance with their judgment.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

Proposals of shareholders of Summit's intended to be presented at the 1998 Annual Meeting of Shareholders must be received by Summit at its principal executive offices on or before December 1, 1997 in order to be included in Summit's Proxy Statement and Proxy relating to the 1998 Annual Meeting of Shareholders. Only proper proposals which are timely received will be included in the Proxy Statement and Proxy.

                               OTHER INFORMATION

PROXY SOLICITATION COSTS

The cost of soliciting Proxies for the 1997 Annual Meeting will be paid by Summit. In addition to the solicitation of shareholders of record by mail, telephone, facsimile or personal contact, Summit will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of Common Stock; such holders, after inquiry by Summit, will provide information concerning quantities of proxy materials and 1996 Annual Reports needed to supply such information to beneficial owners, and Summit will reimburse them for the reasonable expense of mailing proxy materials and 1996 Annual Reports to such persons.

ANNUAL REPORT ON FORM 10-K

Upon the written request of any person whose Proxy is solicited by this Proxy Statement, Summit will furnish to such person without charge (other than for exhibits) a copy of Summit's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Requests may be made to Summit Bank Corporation, 4360 Chamblee Dunwoody Road, Atlanta, Georgia, 30341,
Attention:  Gary McClung, Secretary.

                                            By Order of the Board of Directors,


                                            /s/ Gary K. McClung
                                            ----------------------------------
                                                Gary K. McClung
                                                Secretary



April 1, 1997

                                                                      APPENDIX A

                           SUMMIT BANK CORPORATION
                                    PROXY


        This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders (the "Meeting") to be held on May 10, 1997.

        The undersigned hereby appoints Pin Pin Chau and David Yu, or either of them with individual power of substitution, proxies to vote all shares of Common Stock of Summit Bank Corporation which the undersigned may be entitled to vote at the Meeting and at all adjournments thereof.

1.   ELECTION OF DIRECTORS
     / /  FOR all nominees           / / WITHHOLD AUTHORITY to vote for all
                                         nominees listed below


Peter M. Cohen    Donald R. Harkleroad     Daniel T. Huang     Shafik H. Ladha
Paul C.Y. Chu     Cecil M. Phillips        Howard H.L. Tai.    P. Carl Unger



INSTRUCTION: To withhold authority to vote for any nominee, write that nominee's name below:

--------------------------------------------------------------------------------
PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

2. In accordance with their best judgement upon such other matters as may properly come before the Meeting or any adjournment thereof.

        IF NO PREFERENCE IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL
        1.


                                             ----------------------------------
                                                  Print Name of Shareholder


                                             ----------------------------------
                                                  Signature of Shareholder



                                             Important:  Please sign this proxy
                                             exactly as your name(s) appear(s)
                                             hereon.   If shares are held by
                                             more than one owner, each must
                                             sign.  Executors, administrators,
                                             trustees, guardians, and others
                                             signing in a representative
                                             capacity should give their full
                                             name.

                                             Dated:                   , 1997
                                                   -------------------

                          BE SURE TO DATE THIS PROXY